Exhibit 4.15
DESCRIPTION OF CAPITAL STOCK
The following summary is a description of the material terms of Sirius XM Holdings Inc.’s (“Sirius XM”) capital stock. This summary is not meant to be complete and is qualified in its entirety by reference to the applicable provisions of the General Corporation Law of the State of Delaware, the amended and restated certificate of incorporation of Sirius XM (the “Sirius XM Charter”) and the amended and restated by-laws of Sirius XM (the “Sirius XM Bylaws).
General
Sirius XM’s authorized capital stock consists of 9,000,000,000 shares of Sirius XM common stock, par value $0.001 per share (the “Sirius XM Common Stock”), and 50,000,000 shares of Sirius XM preferred stock, par value $0.001 per share (the “Sirius XM Preferred Stock”).
Sirius XM Common Stock
Voting Rights
Except as otherwise provided by law, as set forth in the Sirius XM Charter or as otherwise provided in any designation of any outstanding series of Sirius XM Preferred Stock, the holders of Sirius XM Common Stock will have general voting power on all matters as a single class.
Holders of Sirius XM Common Stock are entitled to one vote per share held of record on all matters to be voted on by the holders of Sirius XM Common Stock. Sirius XM stockholders are not entitled to cumulative voting of their shares in elections of directors.
Unless otherwise provided by law, as set forth in the Sirius XM Charter or the Sirius XM Bylaws, when a quorum is present at any meeting, the vote of the holders of Sirius XM Common Stock of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting.
Liquidation Rights
In the event of the voluntary or involuntary liquidation, dissolution or winding up of Sirius XM, the prior rights of creditors and the aggregate liquidation preference of any Sirius XM Preferred Stock then outstanding must first be satisfied. The holders of Sirius XM Common Stock will be entitled to share in the remaining assets of Sirius XM on a pro rata basis.
Dividends
Shares of Sirius XM Common Stock are entitled to participate equally in dividends when and as dividends may be declared by the Sirius XM board of directors out of funds legally available.
Preemptive and Other Rights
No holder of shares of any class or series of capital stock of Sirius XM or holder of any security or obligation convertible into shares of any class or series of capital stock of Sirius XM will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of capital stock of Sirius XM.
Shares of Sirius XM Common Stock do not have any conversion rights, are not subject to redemption and are not entitled to the benefit of any sinking fund provisions.
Transfer Agent and Registrar
The transfer agent and registrar for Sirius XM Common Stock is Computershare Inc.
No Stockholder Rights Plan
Sirius XM currently does not have a stockholder rights plan.

Description of Sirius XM Preferred Stock
The Sirius XM board of directors is authorized to provide for the issuance of shares of Sirius XM Preferred Stock in one or more series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any), and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, by resolution or resolutions adopted by the Sirius XM board of directors providing for the issue of such series (a “Preferred Stock Designation”). This authorization includes the right to fix the designation of the series and the number of shares in it, dividend rates and rights, voting rights, conversion rights, redemption rights, sinking fund provisions liquidation rights, and any other relative rights, preferences, and limitations. As of February 4, 2020, there were no shares of Sirius XM Preferred Stock issued and outstanding.
The number of authorized shares of Sirius XM Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of Sirius XM entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Sirius XM Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
The issuance of shares of Sirius XM Preferred Stock could adversely affect the availability of earnings for distribution to the holders of Sirius XM Common Stock if the Sirius XM Preferred Stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.